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                                                            Exhibit 12

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                 Quarter Ended
                                                                   March 31,
 In Millions of Dollars                                        1997           1996
 Fixed Charges:
   Interest on indebtedness                             $         48   $         58
   Interest capitalized                                            3              5
   One-third of rents*                                            22             22

   Total Fixed Charges                                  $         73   $         85

 Earnings:
   Income before income taxes and minority interests    $        377   $        293

   Fixed charges per above                                        73             85
   Less: interest capitalized                                     (3)            (5)
                                                                  70             80

   Amortization of interest capitalized                           10             10

   Total Earnings                                       $        457   $        383

 Ratio of Earnings to Fixed Charges                             6.26           4.51



* Reasonable approximation of the interest factor.
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